Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-53774 of Global Payments Inc. and subsidiaries on Form S-8 our report dated July 17, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142) appearing in this Annual Report on Form 10-K of Global Payments Inc. and subsidiaries for the year ended May 31, 2002.

/s/    DELOITTE & TOUCHE LLP

Atlanta, Georgia
August 28, 2002